UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 4, 2006

Date of Earliest Event Reported: April 4, 2006

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Atlantic Street

Stamford, Connecticut 06921

(Address and zip code of principal executive offices)

(203) 541-8000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 4, 2006 International Paper Company (the “Company”) and certain of its affiliates entered into two (2) agreements for the sale of substantially all of the assets and liabilities associated with (i) approximately 4.2 million acres of real property located across the southern U.S. and Michigan (the “RM Sale Agreement”) and (ii) approximately 900,000 acres of real property located in Louisiana, Texas and Arkansas (the “TS Sale Agreement,” and together with the RM Sale Agreement, the “Sale Agreements”).

Description of the Sale Agreements

The RM Sale Agreement is among the Company and certain of its affiliates (the “RM Sellers”), Red Mountain Timberlands LLC, Forest Investment Associates, L.P., and certain of their respective affiliates (collectively the “RM Buyers”). The TS Sale Agreement is among the Company and certain of its affiliates (the “TS Sellers,” and together with the RM Sellers, the “Sellers”), TimberStar Southwest Parent LLC and certain of its affiliates (the “TS Buyers,” and together with the RM Buyers, the “Buyers”).

The aggregate purchase price for the real property and related assets (i) under the RM Sale Agreement is approximately $5.0 billion and (ii) under the TS Sale Agreement is approximately $1.1 billion. In each case, the purchase price is subject to various adjustments designed to, among other things, compensate Buyers for any variance from the Company’s 2006 harvest plan through the respective closing dates and any land that is excluded from the sales as a result of environmental or title issues.

Under each of the Sale Agreements, approximately 80% of the purchase price is payable in installment notes, fully secured by irrevocable standby letters of credit, and the balance of the purchase price is payable in cash. In each case, the installment notes are payable in one lump sum on the 10th anniversary of the relevant closing date (subject to extension at the option of the Company) at a LIBOR-based interest rate.

The parties to each of the Sale Agreements have made customary representations, warranties and covenants, including, among others, a covenant to take all actions reasonably necessary to consummate the transaction and to enter into long-term fiber agreements. Specifically, it is anticipated that the parties will enter into the following fiber supply agreements: (i) a pulpwood supply agreement with a term of 20 years under the RM Sale Agreement and a term of 50 years under the TS Sale Agreement; and (ii) a log supply agreement with a term of 10 years under the RM Sale Agreement and a term of 30 years under the TS Sale Agreement.

Consummation of each sale is subject to customary conditions, including, but not limited to the expiration or termination of the applicable Hart-Scott-Rodino waiting period.

Each of the Sellers agrees to provide standard indemnification to their respective Buyers for certain matters, including for liabilities that are specifically excluded from the sale transaction, breach of any representation, warranty or covenant made by such Sellers and environmental or title issues (in each case, in lieu of a purchase price adjustment). Sellers’ indemnification obligations for most representations end approximately 18 months after closing under the RM Sale Agreement, and approximately one (1) year after closing under the TS Sale Agreement.

Each of the Sale Agreements contains termination rights for both the Sellers and the Buyers, including the right to terminate upon a material breach by the other party or if the transactions have not been consummated by November 30, 2006 (under the RM Sale Agreement) or by July 3, 2006 (under the TS

Sale Agreement). The termination date under the TS Sale Agreement is subject to extension by the TS Sellers in certain circumstances.

Additional Information

The following additional information is being provided to investors to assist in their understanding of the transactions under the Sale Agreements (the “Transactions”) and their anticipated impact upon the Company.

Gain on Sale of Assets

The aggregate book value of the real property subject to the Sale Agreements and the real property to be conveyed in the recently announced conservation agreements described below in Item 8.01 Other Events (the “Conservation Agreements”) is approximately $1.6 billion. The amount of gain that will be recognized by the Company upon consummation of the Transactions will depend upon (1) the final amount of proceeds received and costs incurred by the Company and (2) the portion, if any, of the gain that will be required to be deferred under applicable accounting standards.

Tax Matters

It is anticipated that (1) the gain on the sale of the assets that are sold for cash will be offset by existing tax losses of the Company and (2) the gain on the sale of assets that are sold for installment notes will be deferred until the principal amount of the notes is repaid. The installment note transactions will, however, be subject to Alternative Minimum Tax under the U.S. federal income tax laws. The Company estimates that it will be required to pay approximately $400 million by year-end to satisfy this tax liability. In addition, after giving effect to the Transactions, the Company anticipates that it will have approximately $2 billion of net operating losses remaining.

Transformation Plan

In July 2005, the Company announced a three-part transformation plan to improve returns, strengthen the balance sheet and return cash to shareowners. The plan includes focusing the Company’s portfolio on two key platform businesses; improving shareowner returns through mill realignments and additional cost improvements in those businesses; and exploring options, including sale or spin-off, for other businesses. The Transactions are the second significant step in the transformation process, following the sale of the Company’s majority interest in Carter Holt Harvey Limited in late 2005.

At the time of the initial announcement in July, the Company estimated after-tax proceeds from potential divestitures would be in the range of $8 billion to $10 billion. Assuming that the Transactions are completed as contemplated, it is likely that total proceeds will be higher than the Company’s original estimates, potentially as high as $11 billion or more, provided that proceeds from other potential divestitures are generally in the range previously expected (this assumes land sales totaling 5.7 million acres). Other assumptions that could affect the actual amount of net proceeds realized by the Company include the timing and terms of any such potential divestitures, the amount of a purchase price adjustment, if any, made pursuant to the terms of either the Sale Agreements or the Conservation Agreements, and the Company’s ability to monetize the installment notes from the Transactions prior to the end of 2006.

The Company has previously announced its intention to use $8 billion to $10 billion of transformation proceeds as follows: 40-50% to pay down debt, 25-30% to return value to shareholders and 20-25% for selective reinvestments. The actual use of proceeds will depend upon a number of factors including, the total amount of cash proceeds available for redeployment, the level of debt repayment necessary to maintain an investment grade credit rating, the Company’s stock price and operational performance and the availability of attractive reinvestment opportunities. As part of the transformation plan, the Company will continue to evaluate its use of transformation proceeds and expects to communicate details of its plans for returning value to its shareholders by the end of July 2006.

Item 8.01.	Other Events.

On April 4, 2006, the Company and the Buyers issued a joint press release announcing the execution of the Sale Agreements. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

In addition, the Company has recently announced the execution of the following Conservation Agreements:

•	two sale agreements, announced on March 28, 2006, pursuant to which the Company will sell approximately 218,000 acres of forestlands across 10 southern states to The Nature Conservancy and The Conservation Fund for an aggregate purchase price of approximately $300 million; and

•	a sale agreement, announced on March 30, 2006, pursuant to which the Company will sell approximately 69,000 acres of forestlands located in Wisconsin to The Nature Conservancy for a purchase price of approximately $83 million.

Press releases for each of these transactions can be found by clicking on the “Investors” link of our website at www.internationalpaper.com and then clicking on the link titled “News Releases.”

* * *

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) the ability of the parties to successfully consummate the transactions contemplated by the sale agreements without a purchase price adjustment; (ii) the successful fulfillment (or waiver) of all conditions set forth in the sale agreements; (iii) the successful closing of the transactions within the estimated timeframes; (iv) the ability of the Company to monetize the non-cash portion of the sale proceeds; and (v) with the respect to the Company’s transformation plan, the ability of the Company to successfully negotiate satisfactory sale terms for assets that are contemplated for sale but are not currently under contract. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the Company’s Securities and Exchange Commission filings.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release issued jointly by the Company and the Buyers, dated April 4, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY
(Registrant)

By:	/s/ Maura A. Smith
Name:	Maura A. Smith
Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: April 4, 2006

5